EXHIBIT 99.1


            WILLOW GROVE BANCORP AND CHESTER VALLEY BANCORP ANNOUNCE
                            COMBINED MANAGEMENT TEAM

MAPLE GLEN, PA AND DOWNINGTOWN, PA--FEBRUARY 1, 2005--Today Willow Grove Bancorp and Chester Valley Bancorp announced the management team that will lead the combined bank upon closing of their recently announced merger. The combined bank's management team will draw from the best of both banks.

     As announced previously, Chester Valley President and CEO Donna Coughey will be named President and CEO of the combined bank. Willow Grove President and CEO Fred Marcell will continue to serve on the Boards of Directors of the bank and the holding company.

     Joining Donna Coughey from the Chester Valley organization will be Joseph
T. Crowley, Chief Financial Officer; Matthew D. Kelly, Chief Wealth Management Officer; and G. Richard Bertolet, Chief Lending and Sales Officer. From the Willow Grove side, senior executives will include Christopher E. Bell, Chief Operating Officer; Jerome P. Arrison, Treasurer; and Ammon J. Baus, Chief Credit Officer.

     Donna Coughey said, "I'm pleased at the prospect of joining with this group of talented and experienced individuals. Our team brings nearly 200 years of combined banking and financial services industry experience to the table from both large and small banks, commercial banks and thrifts. I'd gladly stack this group up against any bank leadership team in the region."

     Fred Marcell added, "The game plan for the combined bank is to attack a great market opportunity for a locally-based, locally-focused community bank with enhanced resources. The team that we have assembled to lead this organization clearly has the talent to seize the day and drive our growth strategy, which we expect to result in greater shareholder value."

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     The bank will also introduce two Regional Presidents: John Powers will serve as Regional President of the Willow Grove Bank region, and Colin Maropis will serve as Regional President of the First Financial Bank region. John and Colin will lead the local banks and will report to Dick Bertolet, Chief Lending and Sales Officer.

     Donna Coughey added, "We believe the appointment of regional presidents will allow us to maintain our strong local roots. John and Colin are longstanding bank employees and well-respected members of their local communities who have their fingers on the pulse of the local communities."

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania, with additional branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster and Willow Grove. Additional information is available at: www.willowgrovebank.com.

     Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial Bank's executive offices are located in Downingtown, Pennsylvania with additional branch locations in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia.

     This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Willow Grove upon consummation of the acquisition of Chester Valley, including statements relating to: (a) the anticipated combined results of Willow Grove and Chester Valley and (b) the combined operations and management team after the merger. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among

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depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Willow Grove and Chester Valley are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Willow Grove will be doing business, are less favorable than expected; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which Willow Grove would be engaged.

     Willow Grove and Chester Valley will be filing relevant documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Willow Grove will be available free of charge from the Secretary of Willow Grove, Welsh and Norristown Roads, Maple Glen, Pennsylvania 19002, and documents filed with the SEC by Chester Valley will be available free of charge from the Secretary of Chester Valley, 100 East Lancaster Avenue, Downingtown, Pennsylvania 19335. The directors and executive officers of Chester Valley and Willow Grove may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Chester Valley and ownership of Chester Valley common stock is set forth in the proxy statement filed by Chester Valley with the SEC on September 10, 2004. Information about the directors and executive officers of Willow Grove and ownership of Willow Grove common stock is set forth in the proxy statement filed by Willow Grove with the SEC on October 8, 2004. Additional information about the interests of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed acquisition when it becomes available. CHESTER VALLEY INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.